                                                                      EXHIBIT 12

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                             Six Months Ended
                                                                  June 30,
                                                     ------------------------------------

                                                          1999                 1998
                                                     -------------        ---------------
Earnings:

  Pre-tax income                                           $  815                 $  919

  Add:
    Interest and fixed charges,
      excluding capitalized interest                          151                    141

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                    93                     94

    Amortization of capitalized interest                        2                      2

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                            9                      8
                                                     ------------        ---------------

  Total earnings available for fixed charges               $1,052                 $1,148
                                                     ============        ===============

Fixed charges:

  Interest and fixed charges                               $  157                 $  148

  Portion of rent under long-term operating
    leases representative of an interest factor                93                     94
                                                     ------------        ---------------

  Total fixed charges                                      $  250                 $  242
                                                    =============        ===============

Ratio of earnings to fixed charges                          4.21x (1)              4.74x (2)

(1) Earnings for the six months ended June 30, 1999 include pre-tax special items of $48 million and $37 million for reorganization costs and environmental expenses, respectively, partially offset by a $54 million credit for the reversal of liabilities associated with the consolidation of certain clerical work-forces. Excluding the special items, the ratio for the six months ended June 30, 1999 would have been 4.33x.

(2) Earnings for the six months ended June 30, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the three months ended June 30, 1998 would have been 4.47x.